Rider - Disability Waiver of Stipulated Premium

In this Rider, “We”, “Us”, or “Our” means The Penn Insurance and Annuity Company; “You” and “Your” means the Owner of the Policy; and “Insured” means the person whose life is covered under the Policy.

We agree, subject to the provisions of this rider, to provide the Waiver of Monthly Deductions Benefit and to provide the Deposit of Stipulated Premium Benefit.

This rider is a part of the policy to which it is attached. It is subject to all of the provisions of the policy unless stated otherwise in this rider.

This rider provides for the waiver of the Monthly Deductions for this policy and the monthly deposit of the Stipulated Premium to this policy. The Monthly Deductions will be waived and the Stipulated Premium will be deposited as stated below upon our receipt of due proof of the total disability of the Insured and due proof that the total disability:

(a)	began while this rider was in force prior to the anniversary of this policy which is nearest to the Insured’s 65th birthday; and
(b)	has continued without interruption for four months during the life of the Insured.
(c)	if this rider was issued prior to the Insured’s age five, began on or after the anniversary of this policy which is nearest to the Insured’s fifth birthday.

While the benefit of the Rider is in effect, all benefits and riders included in the Policy will continue in force.

There are no cash values or loan values associated with this rider.

Waiver of Monthly Deductions Benefit - The Monthly Deductions will be waived as follows:

(1)

If the total disability of the Insured begins prior to the anniversary of this policy which is nearest to the Insured’s 60th birthday, the Monthly Deductions will be waived during the continuance of the total disability.

(2)

If the total disability of the Insured begins on or after the anniversary of this policy which is nearest to the Insured’s 60th birthday, the Monthly Deductions will be waived during the continuance of the total disability until the policy anniversary nearest to the Insured’s 65th birthday or, if longer, during the first two years after the date that the disability begins.

Monthly Deductions after the date that the total disability of the Insured begins but before it has continued for four months will be deducted from the Policy Value as stated in this policy. If Monthly Deductions are waived because of the total disability of the Insured, Monthly Deductions for the period beyond the end of the policy month in which that disability began will be credited to the Policy Value. However, no Monthly Deductions for a period more than one year prior to the time that we are given the notice of claim at our Home Office will be waived or credited to the Policy Value unless it is shown that the notice of claim was given as soon as was reasonably possible.

If the total disability of the Insured begins during a grace period, we must be paid a premium sufficient to cover the Monthly Deductions for the grace period before any Monthly Deductions will be waived.

Monthly Deductions waived by this rider shall not be taken from the policy proceeds.

An application to increase the Specified Amount of the Policy will be deemed to be an application to increase the benefit provided by this rider.

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Deposit of Stipulated Premium Benefit - The amount of the Deposit of Stipulated Premium Benefit will be the Stipulated Premium shown on Page 3 of the policy. The Stipulated Premium may be increased only if (i) the Specified Amount has been increased in accordance with the provisions of the Policy Changes section of this policy, and (ii) evidence of insurability satisfactory to us has been submitted. Any increase in the Stipulated Premium must be at least equal to our then current minimum. The Stipulated Premium will be decreased if the Specified Amount is decreased in accordance with the provisions of the Policy Changes section of this policy.

The Stipulated Premium will be deposited to the policy as follows:

(1)

If the total disability of the Insured begins prior to the anniversary of this policy which is nearest to the Insured’s 60th birthday, the Stipulated Premium will be deposited each month during the continuance of the total disability until the policy anniversary nearest to the Insured’s 70th birthday.

(2)

If the total disability of the Insured begins on or after the anniversary of this policy which is nearest to the Insured’s 60th birthday, the Stipulated Premium will be deposited each month during the continuance of the total disability until the policy anniversary nearest to the Insured’s 65th birthday or, if longer, during the first two years after the date that the disability begins.

Beginning with the first day of the policy month which is coincident with or next following the date that the total disability begins and before we approve a claim for Waiver of Stipulated Premium, Stipulated Premium Benefits will be deposited in one sum at the time that the disability claim is approved. However, no benefits will be deposited for a period which is more than one year prior to the time that we are given the notice of claim at our Home Office unless it is shown that the notice of claim was given as soon as was reasonably possible.

The Deposit of Stipulated Premium Benefit will not be taken from the policy proceeds.

Total Disability Defined - As used in this rider, total disability of the Insured means an incapacity of the Insured which:

(a)	results from bodily injury or disease; and
(b) (1)	during the first 24 months of total disability, the insured is unable to perform the substantial and material duties of their job due to sickness or accidental bodily injury; and
(2)

after the first 24 months of total disability, the insured, due to sickness or accidental bodily injury, is unable to perform any of the substantial and material duties of any job for which they become reasonably suited by education, training or experience.

The total and irrecoverable loss by the Insured of any of the following will be considered to be total disability even though the Insured may be able to work at an occupation:

(a)	the sight of both eyes;
(b)	the use of both hands or of both feet;
(c)	the use of one hand and one foot;
(d)	speech; or
(e)	hearing of both ears.

Risks Not Assumed - Monthly Deductions will not be waived and Stipulated Premium will not be deposited if the total disability of the Insured results from:

(a)	any attempt at suicide, or intentionally self-inflicted injury, while sane or insane;
(b)	war or an act of war while the Insured is in the military, naval or air force of any country, group of countries or international organization;
(c)	active participation in a riot, insurrection or terrorist activity;

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(d)	committing or attempting to commit a felony;
(e)	voluntary intake or use by any means of any drug, unless prescribed or administered by a physician and taken in accordance with the physician’s instructions;
(f)	voluntary intake or use by any means of poison, gas or fumes, unless a direct result of an occupational accident;
(g)	intoxication as defined by the jurisdiction where the disability occurred; or
(h)	participation in an illegal occupation or activity.

The term “war”, as used above, includes, but is not limited to, declared war, and armed aggression by one or more countries resisted on orders of any other country, combination of countries or international organization. “Act of war” means any act peculiar to military, naval or air operations in time of war.

Notice of Claim and Proof of Total Disability - Monthly Deductions will be waived and Stipulated Premium will be deposited only if we are given a written notice of claim and due proof of the total disability of the Insured at our Home Office. The notice and the proof must be given:

(a)	during the life of the Insured and during the continuance of the disability; and
(b)	not more than one year after the time that this rider terminates.

The failure to give the notice and the proof will not invalidate or reduce a claim if it is shown that the notice and the proof were given as soon as was reasonably possible.

We may require due proof of the continuance of the total disability of the Insured. At reasonable intervals, but not more frequently than once every 30 days, a medical examination of the Insured by a medical examiner who we have named may be required. Any such examination will be at our expense. Such proof or examination will not be required more often than once a year after the total disability of the Insured has continued for two years. The failure to give such proof or to submit to such examinations will cause the benefits under this rider to cease.

If the Insured is totally disabled on the anniversary of this policy which is nearest to the insured’s 65th birthday and if the benefits have been provided under this rider for the five years prior to that anniversary, no further proof will be required.

Cost of Insurance - The Cost of Insurance for the Waiver of Monthly Deductions Benefit is determined on a monthly basis. The Cost of Insurance for a policy month is calculated as (a) multiplied by the result of (b) minus (c), where:

(a)	is the Cost of Insurance Rate for the Waiver of Monthly Deductions Benefit;
(b)	is the Basic Death Benefit under this policy at the beginning of the policy month divided by the Death Benefit Discount Factor of this policy; and
(c)	is the Policy Value of this policy at the beginning of the policy month.

The Cost of Insurance for the Deposit of Stipulated Premium Benefit is determined on a monthly basis. The Cost of Insurance for a policy month is calculated as (a) multiplied by (b) where:

(a)	is the Cost of Insurance Rate for the Deposit of Stipulated Premium Benefit; and
(b)	is the Stipulated Premium shown on Page 3.

The Cost of Insurance Rate for the Waiver of Monthly Deductions Benefit and the Deposit of Stipulated Premium Benefit are based on the attained age, sex (if the policy is issued on a sex-distinct basis) and rate class of the Insured. We will determine Cost of Insurance Rates based on expectations as to future experience. However, these rates will not exceed those shown in the Additional Policy Specifications.

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Incontestability - This rider will be incontestable after it has been in force during the life of the Insured for two years from its effective date except as to total disability of the Insured which begins prior to the end of such two year period and except for fraud in the procurement of the rider, when permitted by applicable law.

Termination - This rider will terminate upon:

(a)

the anniversary of this policy which is nearest to the Insured’s 65th birthday; provided that such termination will not affect any benefit which is payable because of a total disability of the Insured which began prior to that anniversary;

(b)	lapse of this policy;
(c)	the date of the death of the Insured;
(d)	surrender of this policy;
(e)	expiry of this policy; or
(f)	the Monthly Anniversary that coincides with or next follows the receipt at the Home Office of your written request to terminate this rider.

Effective Date - The effective date of this rider is the same as the Policy Date of the Policy to which it is attached unless another effective date is shown below.

The Penn Insurance and Annuity Company

Chairman and Chief Executive Officer

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